Northwest Airlines, Inc.      612 726-2331

5101 Northwest Drive

St. Paul, MN 55111-3034

FOR IMMEDIATE RELEASE

NORTHWEST AIRLINES REPORTS SECOND QUARTER 2002 RESULTS

ST. PAUL, MINN — (July 18, 2002) — Northwest Airlines Corporation (NASDAQ: NWAC), the parent of Northwest Airlines, today reported a second quarter net loss of $93 million or $1.08 per common share.  This compares to a second quarter 2001 net loss of $55 million or 65 cents per common share.  These results compare favorably to consensus estimates of a $1.21 loss per share for the quarter.

“While the entire airline industry continues to suffer from a depressed level of business travel and is incurring losses, we are pleased with the relative performance of Northwest Airlines in this environment.  Our unit revenue performance is better than the industry, our cash position has strengthened to over $2.8 billion, and business in the Pacific and the Atlantic continues to be stronger than expected,” said Richard Anderson, chief executive officer.

“Though it is difficult to predict when Northwest will announce a quarterly profit, we remain convinced that Northwest will be among the first major carriers to do so. The airline operated at a double-digit domestic unit revenue premium to the industry in May and continues to report the industry’s highest load factors,” Anderson continued.

Anderson added, “We remain committed to managing Northwest in a fiscally conservative manner while carefully growing our route system and retiring less efficient DC10-40 and 727 aircraft.  Looking ahead to 2003, we plan to increase our system-wide capacity by a conservative three percent relative to 2002 and have recently announced the deferral of six narrow-body aircraft scheduled for delivery in 2003.”

Operating Results

Second quarter 2002 operating revenue of $2.4 billion was down 11.4% and operating expense was 10.9% lower, compared to the second quarter last year.  Passenger leisure demand strengthened in the quarter with system load factor up 1.0 point year-over-year, resulting in Northwest reporting an industry-leading second quarter system load factor of 78.9%, which was 5.7 points better than the average of the other major airlines.

Despite the industry-wide continued weak yield environment resulting from the decline in business travelers and excessive fare discounting, Northwest’s second quarter unit system passenger revenue (RASM) was down only 3% year-over-year.  Northwest continues to outperform the domestic industry average in RASM with both higher yields and load factors.  In the month of May, the most recently available industry data, Northwest had an 11% unit revenue advantage to its competitors.

Northwest benefited from its aggressive focus on cost controls, as second quarter operating cost per seat mile (CASM) was 2.2% lower than the same period last year on a 10.3% reduction in capacity year-over-year. The better than expected unit cost performance was nearly flat year-over-year, holding fuel prices constant to last year.

Mickey Foret, executive vice president and chief financial officer, said,  “Although the industry faces numerous challenges in this difficult economic environment, Northwest continues to outperform its major network competitors.  Our passenger unit revenues are improving at a faster pace than the industry and Northwest’s cargo business is showing signs of a recovery, posting favorable year-over-year revenue comparisons in May and June, despite less freight capacity relative to the second quarter 2001.  Additionally, Northwest’s quicker financial recovery is evident from the fact that the company’s second quarter operating margin was only slightly worse than that of the same period last year.”

Foret added,  “We have recently been successful in accessing both the private and public capital markets at competitive rates, which coupled with the company’s strong liquidity position places Northwest in a secure and industry-leading position to benefit as the economy recovers.  Northwest has over $2.8 billion in cash, inclusive of $88 million in restricted cash.”

Other

During the quarter, Northwest continued its discussions with various federal agencies on a number of passenger security initiatives designed to make one-day business trips efficient.

“In June, Northwest, as part of an industry coalition, proposed to The Office of Homeland Security a Registered Traveler Program designed to increase passenger convenience without compromising security.  The test program would pre-screen employees and give them expedited security processing through use of biometrics.  If the test program should prove effective, the airlines would work with the various federal agencies to implement a program with passengers,” said Doug Steenland, president.

In early July, Northwest celebrated the 75th anniversary of its first passenger flight from Minneapolis to Chicago.  The airline has been operating under the same brand longer than any other U.S. carrier.

Also in June, Northwest and its pilots, represented by the Air Line Pilots Association, reached agreement on a one year extension of their collective bargaining agreement through September 12, 2003. The agreement was ratified by 87% of pilots voting.

“We were pleased to reach an agreement with our pilots, well in advance of the contract amendable date. The agreement provides our pilots with pay increases while allowing Northwest to maintain competitive wage rates,” Steenland added.

Northwest Airlines

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam and more than 1,700 daily departures. With its travel partners, Northwest serves nearly 750 cities in almost 120 countries on six continents.

Statements in this news release that are not purely historical facts, including statements regarding our beliefs, expectations, intentions or strategies for the future, may be “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements.  Such risks and uncertainties include, among others, the future level of air travel demand, the Company’s future load factors and yields,  the cost and availability of aviation insurance coverage and war risk coverage, the general economic condition of the United States following the terrorist attacks, the price and availability of jet fuel and the possibility of additional terrorist attacks or the fear of such attacks.  Additional information with respect to the factors and events that could cause differences between forward-looking statements and future actual results is contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

NORTHWEST AIRLINES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended June 30		Percent Change		Six Months Ended June 30		Percent Change
	2002	2001			2002	2001
OPERATING REVENUES
Passenger (a)	$2,052	$2,331	(12.0)		$3,870	$4,539	(14.7)
Cargo	176	182	(3.3)		324	367	(11.7)
Other	178	202	(11.9)		392	420	(6.7)
Total operating revenues	2,406	2,715	(11.4)		4,586	5,326	(13.9)

OPERATING EXPENSES
Salaries, wages and benefits	936	970	(3.5)		1,860	2,022	(8.0)
Aircraft fuel and taxes	360	476	(24.4)		651	956	(31.9)
Selling and marketing	200	283	(29.3)		418	565	(26.0)
Aircraft maintenance materials and repairs	151	185	(18.4)		296	380	(22.1)
Depreciation and amortization	131	130	0.8		266	258	3.1
Aircraft rentals	116	111	4.5		229	220	4.1
Other rentals	74	67	10.4		136	133	2.3
Landing fees	67	67	0.0		128	131	(2.3)
Other	417	462	(9.7)		844	933	(9.5)
Total operating expenses	2,452	2,751	(10.9)		4,828	5,598	(13.8)

OPERATING LOSS	(46)	(36)	(27.8)		(242)	(272)	11.0
Operating margin	(1.9)%	(1.3)%	(0.6	)pts	(5.3)%	(5.1)%	(0.2	)pts

OTHER INCOME (EXPENSE)
Interest expense, net	(100)	(83)	(20.5)		(194)	(157)	(23.6)
Interest of preferred security holder	(7)	(7)	0.0		(12)	(13)	7.7
Investment income	12	21	(42.9)		23	37	(37.8)
Foreign currency gain (loss)	(11)	(2)			(11)	—
Other	11	15	(26.7)		34	40	(15.0)
Total other income (expense)	(95)	(56)	(69.6)		(160)	(93)	(72.0)

LOSS BEFORE INCOME TAXES	(141)	(92)	(53.3)		(402)	(365)	(10.1)

Income tax benefit	(48)	(37)			(138)	(139)

NET LOSS	$(93)	$(55)			$(264)	$(226)

Loss per common share:
Basic	$(1.08)	$(.65)			$(3.09)	$(2.70)
Diluted	$(1.08)	$(.65)			$(3.09)	$(2.70)

Average shares used in computation:
Basic	86	84			86	84
Diluted	86	84			86	84

NOTES:

(a)           Includes Pinnacle Airlines passenger revenues of $82 million and $48 million for the three months ended June 30, 2002 and 2001, respectively; and $147 million and $89 million for the six months ended June 30, 2002 and 2001, respectively.

NORTHWEST AIRLINES CORPORATION

OPERATING STATISTICS (1)

	Three Months Ended June 30		Percent Change		Six Months Ended June 30		Percent Change
	2002	2001			2002	2001
Scheduled Service:
Available seat miles (ASM) (millions)	23,537	26,233	(10.3)		45,299	51,220	(11.6)
Revenue passenger miles (millions)	18,581	20,447	(9.1)		35,118	38,713	(9.3)
Passenger load factor (percent)	78.9	77.9	1.0	pts.	77.5	75.6	1.9	pts.
Revenue passengers (thousands)	13,627	15,049	(9.4)		25,526	28,412	(10.2)
Revenue yield per passenger mile (cents)	10.69	11.16	(4.2)		10.65	11.49	(7.3)
Passenger revenue per scheduled ASM (cents)	8.44	8.70	(3.0)		8.26	8.69	(4.9)

Operating revenue per total ASM (cents) (2)	9.21	9.52	(3.3)		9.04	9.49	(4.7)
Operating expense per total ASM (cents) (2)	9.34	9.55	(2.2)		9.49	9.75	(2.7)
Operating expense per total ASM, fuel neutral (cents) (2)	9.58	9.55	0.3		9.88	9.75	1.3

Cargo ton miles (CTM) (millions)	572	568	0.7		1,052	1,108	(5.1)
Cargo revenue per ton mile (cents)	30.79	32.11	(4.1)		30.84	33.09	(6.8)

Fuel gallons consumed (millions)	479	545	(12.1)		924	1,057	(12.6)
Average fuel cost per gallon, excluding fuel taxes (cents)	68.83	81.71	(15.8)		63.98	84.54	(24.3)
Number of operating aircraft at end of period					438	438	—
Full-time equivalent employees at end of period					46,260	52,997	(12.7)

(1)           All statistics exclude Pinnacle Airlines.

(2)           Excludes the estimated revenues and expenses associated with the operation of Northwest’s fleet of Boeing 747 freighter aircraft, MLT Inc. and gain/loss on disposal of assets.  The six months ended June 30, 2001 also excludes a provision for AMFA retroactive pay and benefits.

SELECTED BALANCE SHEET DATA

	June 30, 2002	December 31, 2001

Cash and cash equivalents	$2,719	$2,512
Restricted short-term investments	88	100
Cash and cash equivalents, including restricted amounts	2,807	2,612

Total assets	13,633	12,955
Long-term debt, including current maturities	5,795	5,051
Long-term obligations under capital leases, including current obligations	594	586
Common stockholders’ equity (deficit)	(711)	(431)